UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2023

Carmell Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40228	86-1645738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2403 Sidney Street, Suite 300
Pittsburgh, Pennsylvania		15203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 281 297-8276

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CTCX	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	CTCXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2023, Carmell Corporation ("Company") entered into an employment agreement with Rajiv Shukla, the Company's Chief Executive Officer (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Shukla will receive total annual compensation of $425,000, which may be adjusted from time to time by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”). Mr. Shukla's annual compensation is payable as follows: 75% in cash in accordance with the Company's standard payroll schedule and 25% payable quarterly in arrears in the form of fully vested shares of the Company's common stock based on the average daily price of the Company’s common stock for the quarter immediately preceding and ending on the date of grant.

In addition, Mr. Shukla has the opportunity to earn an annual bonus with a target of 50% of his total annual compensation in effect at the end of the applicable year. The amount of such annual bonus will be solely determined by the Company's Board of Directors based on the satisfactory achievement of corporate and/or personal objectives set by the Compensation Committee. Such annual bonus, if any, will be paid as follows: 75% in cash and 25% in the form of fully vested shares of the Company's common stock based on the average daily price of the Company’s common stock for the quarter immediately preceding and ending on the date of grant.

The Employment Agreement provides that Mr. Shukla is entitled to certain severance payments in connection with a termination of employment by the Company without Cause (as defined in the Employment Agreement) or by Mr. Shukla for Good Reason (as defined in the Employment Agreement) (each such termination, a “Qualifying Termination”), subject to his timely execution of a release of claims. If a Qualifying Termination occurs within three months prior or 18 months following a Change in Control (defined as a “Protected Period” in the Employment Agreement), Mr. Shukla would be entitled to receive monthly cash severance payments equal to one-twelfth of his annual salary for an 18-month period. If a Qualifying Termination occurs other than during the Protected Period, then Mr. Shukla would be entitled to receive such monthly cash severance payments for a 12-month period. In the event of a Qualifying Termination, Mr. Shukla would also be entitled to receive his compensation, including any bonus award already accrued, payment of a portion of COBRA premiums for him and his eligible dependents and a Pro Rata Bonus (as defined in the Employment Agreement) based upon actual performance and pro-rated for the portion of the bonus period prior to termination. In the event that such a Qualifying Termination occurs during a Protected Period, Mr. Shukla would be entitled to receive his bonus at target level, as well as accelerated vesting of time-based equity awards, as more fully described in the Employment Agreement.

In connection with a termination of his employment for any other reason, Mr. Shukla would only be entitled to receive his compensation that has already accrued, provided that he would only be entitled to receive his accrued and unpaid bonus in connection with termination for death or disability.

The Employment Agreement also requires Mr. Shukla to enter into a restrictive covenants agreement that contains customary covenants, including with respect to certain confidentiality, non-competition and non-solicitation obligations.

The foregoing description is not complete and is qualified in its entirety by the text of the full Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed as part of this report:

Exhibit

Number Description

10.1 Executive Employment Agreement between Carmell Corporation and Rajiv Shukla, dated December 29, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carmell Corporation

Date:	January 5, 2024	By:	/s/ Bryan J. Cassaday
Chief Financial Officer